Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media: David Fraser
Stamford, CT: +1 (203) 905 2413	Lausanne: +41 582 424 500
Lausanne: +41 582 424 666	Email: David.Fraser@pmi.com
Email: InvestorRelations@pmi.com

Court Approves CCAA Plans to Resolve
Tobacco Product-Related Claims and Litigation in Canada
STAMFORD, CT--March 7, 2024--Philip Morris International Inc. (PMI) has been informed by its deconsolidated Canadian affiliate, Rothmans, Benson & Hedges Inc. (RBH), that the court in RBH’s Companies’ Creditors Arrangement Act (CCAA) proceeding has approved a plan of compromise and arrangement for RBH (the Plan).  The Plan, as approved, will resolve all tobacco product-related claims and litigation in Canada against RBH and its affiliates, including PMI.  The court also approved substantially similar plans for Imperial Tobacco Canada Limited and Imperial Tobacco Company Limited (together, ITL) and JTI-Macdonald Corp. (JTIM).
As previously disclosed, RBH’s court-appointed mediator and monitor filed a proposed plan for RBH in October 2024.  In January 2025, RBH filed an objection to the proposed plan, arguing that the proposed plan could not be approved because the issue of allocation of the CAD 32.5 billion aggregate settlement amount among RBH, ITL, and JTIM remained unresolved. Following a judicial hearing on the proposed plan, RBH, JTIM and ITL reached a consensual resolution of all outstanding objections to the proposed plan filed by the companies, including with respect to the allocation issue, resulting in plan amendments that, among other things, will permit RBH to retain CAD 750 million (approximately USD 525 million) in accumulated cash.
After years of mediation to resolve long-pending tobacco product-related litigation in Canada, PMI is pleased that this legal process will now draw to a close, allowing RBH and its stakeholders to focus on the future.
Select Terms of Plan as Approved by Court
•Under the resolution contemplated by the Plan, RBH, ITL and JTIM will pay an aggregate global settlement amount of CAD 32.5 billion (approximately USD 22.7 billion).  This amount will be funded by an upfront payment equal to the companies’ cash and cash equivalents on hand plus court deposits, less the CAD 750 million that RBH will be permitted to retain (RBH Retained Amount), and annual payments based on a percentage of the companies’ aggregate “net after-tax income” (NATI, as defined in the Plan and excluding that generated by alternative products such as heat-not-burn, nicotine pouches, and e-vapor) until the global settlement amount is paid in full;1
1 Annual contributions start at 85% of NATI, with a five-percentage point reduction in NATI every five years until reaching 70%. Annual contributions are contingent on positive NATI of the companies. Such payments and obligations concern only the Canadian affiliates and not the ultimate parent company PMI.

•RBH will be free to deal in its sole discretion with the RBH Retained Amount of CAD 750 million, including being free to transfer or distribute such monies outside of Canada;
•RBH and its affiliates, including PMI and its indemnitees, will obtain a release of claims relating to the manufacture, marketing, sale, or use of or exposure to, RBH’s combustible and traditional smokeless tobacco products based on conduct prior to the effective date of the Plan; related litigation would also be dismissed;
•Alternative product businesses (including heat-not-burn, e-vapor, and nicotine pouches) will be maintained separately from RBH's combustible business; and
•The Plan also contains a number of operating covenants that would govern RBH’s combustible business going forward until the settlement amount has been paid.
Implementation of the Plan is subject to certain conditions precedent, including exhaustion of appeal rights and execution and delivery of definitive documentation, such as execution of contractual releases.  Subject to satisfaction of the conditions precedent, it is expected that the Plan will be implemented and become effective in 2025.  The payment of any dividends by RBH derived from NATI after implementation of the Plan is expected to be incremental to PMI’s operating cash flow and adjusted diluted EPS. Following implementation of the Plan under the terms approved by the Court, we expect that RBH will remain deconsolidated under U.S. GAAP.

Forward-Looking & Cautionary Statements
This press release contains projections of future results and goals and other forward-looking statements, including statements regarding expected financial or operational performance; capital allocation plans; business plans and strategies; the likelihood and impact of the Plan; and the likelihood of RBH remaining deconsolidated. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.

PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products in certain markets or countries; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco and/or nicotine use and intellectual property; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; the impact and consequences of Russia's invasion of Ukraine; changes in adult smoker behavior; the impact of natural disasters and pandemics on PMI's business; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as components and materials for our electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to introduce, commercialize, and grow smoke-free products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; if it is unable to attract and retain the best global talent; or if it is unable to successfully integrate and realize the expected benefits from recent transactions and acquisitions. Future results are also subject to the lower predictability of our smoke-free products performance.

PMI is further subject to other risks detailed from time to time in its publicly filed documents, including PMI's Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2024. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.

Philip Morris International: Delivering a Smoke-Free Future

Philip Morris International is a leading international tobacco company, actively delivering a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products. Since 2008, PMI has invested over $14 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. In 2022, PMI acquired Swedish Match – a leader in oral nicotine delivery – creating a global smoke-free champion led by the companies’ IQOS and ZYN brands. Following a robust science-based review, the U.S. Food and Drug Administration has authorized the marketing of Swedish Match’s General snus and ZYN nicotine pouches and versions of PMI’s IQOS devices and consumables - the first-ever such authorizations in their respective categories. Versions of IQOS devices and consumables and General snus also obtained the first-ever Modified Risk Tobacco Product authorizations from the FDA. As of December 31, 2024, PMI's smoke-free products were available for sale in 95 markets, and PMI estimates that 38.6 million adults around the world use PMI's smoke-free products. The smoke-free business accounted for approximately 39% of PMI’s total full-year 2024 net revenues. With a strong foundation and significant expertise in life sciences, PMI has a long-term ambition to expand into wellness and healthcare areas and aims to enhance life through the delivery of seamless health experiences. References to “PMI”, “we”, “our” and “us” mean Philip Morris International Inc., and its subsidiaries. For more information, please visit www.pmi.com and www.pmiscience.com.

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